UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 14, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36492	88-0422242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8833 E. 34th Street
Wichita, Kansas	67226
(Address of Principal Executive Offices)	(Zip Code)

(620) 325-6363
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note: This Current Report on Form 8-K/A is being filed solely to correct the date by which the promissory note (disclosed in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2020) matures. The Form 8-K incorrectly stated that the promissory note matures on April 15, 2020. The maturity date is April 14, 2021.

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2020, in connection with, and as an incentive to the entry into a two-year exclusive manufacturing agreement to produce a patented Drone Delivery Station for Valqari LLC (“Valqari”), AgEagle Aerial Systems, Inc. (the “Company”) entered into a Convertible Promissory Note pursuant to which the Company has made a loan to Valqari, in the principal aggregate amount of $500,000 (the “Note”), which amount accrues interest at a rate of three percent per annum.

The loan matures on April 14, 2021 (the “Maturity Date”), at which time all outstanding principal and interest that has accrued, but remains, unpaid shall be due. The Note provides for an automatic six month extension of the Maturity Date under the following circumstances (i) Valqari has received in writing, (x) a good faith acquisition offer at a consideration value greater than $15,000,000, (y) such offer, upon consummation, would result in a change in control (as defined in the note) of Valqari, and (z) at such time Valqari, is actively engaged in the negotiation or finalization of such acquisition transaction; or (ii) Valqari has initiated, or is in the process of initiating, a conversion to a “C-Corporation” under the Internal Revenue Code, whereas such conversion will be completed no later than one day prior to the extended Maturity Date. Valqari may not prepay the Note prior to the Maturity Date.

In the event of a change in control or conversion of Valqari to a “C-Corporation” under the Internal Revenue Code on or before the Maturity Date, the Company may convert the outstanding principal amount of the Note and any unpaid accrued interest into (i) Class B Common Units of Valqari: immediately prior to the closing of a Change in Control or (ii) upon Valqari’s conversion to a C-corporation, shares of Valqari common stock, in both cases at a conversion price no higher than a pre-money valuation of $15,000,000.

The Note is subject to customary representations and warranties by Valqari, as well as events of default, which may lead to acceleration of the payment of the Note such as (i) failure to pay all of the outstanding principal, plus accrued interest on the Maturity Date, (ii) Valqari filing a petition or action under any bankruptcy, or other law, or (iii) an involuntary petition is filed again Valqari under any bankruptcy statute (that is not dismissed or discharged within 60 days). The indebtedness evidenced by the Note is subordinated in right of payment to the prior payment in full of any senior indebtedness (as defined in the Note) in existence on the date of the Note or incurred thereafter.

Item 8.01	Other Information

On October 14, 2020, AgEagle entered into a manufacturing agreement with Valqari for the manufacture and assembly of Valqari’s patented Drone Delivery Station, in accordance with the specification provided by, and the components designated by Valqari, for sale and delivery to its customers. AgEagle has been appointed as Valqari’s exclusive manufacturer of its products in the United States of America for a term of two-years, unless terminated earlier .

Valqari, based in Chicago, IL, is engaged in the development, manufacture and sale of a patented Drone Delivery Station, including related software, which is the only universal, standardized, safe and secure drone landing station that protects people, property and packages

On October 15, 2020, the Company issued a press release today announcing “AgEagle Aerial Systems Partners with Valqari to Manufacture Drone Delivery Stations.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1*	Convertible Promissory Note, dated October 14, 2020.
99.1*	Press Release dated October 15, 2020.

* Previously filed with the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2020	AGEAGLE AERIAL SYSTEMS INC.

	By:	/s/ Nicole Fernandez-McGovern
	Name:	Nicole Fernandez-McGovern
	Title:	Chief Financial Officer

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